                                                                    EXHIBIT 4(b)

                               GDE SYSTEMS, INC.


                           DEFERRED COMPENSATION PLAN


               AMENDED AND RESTATED EFFECTIVE AS OF APRIL 1, 1994

                               TABLE OF CONTENTS
                               -----------------

                                                            Page
                                                            ----

Purpose......................................................  1

ARTICLE 1  Definitions.......................................  1

ARTICLE 2  Selection, Enrollment, Eligibility................  5

     2.1   Selection by Committee............................  5
     2.2   Enrollment Requirements...........................  5
     2.3   Eligibility; Commencement of Participation........  5

ARTICLE 3  Deferral Commitments/Interest Crediting...........  6

     3.1   Minimum Deferral..................................  6
     3.2   Maximum Deferral..................................  6
     3.3   Election to Defer; Effect of Election Form........  6
     3.4   Withholding of Annual Deferral Amounts............  7
     3.5   Company Matching Contribution.....................  7
     3.6   Interest Crediting Prior to Distribution..........  7
     3.7   Interest Crediting for Installment Distributions..  7
     3.8   FICA Taxes........................................  8
     3.9   Vesting...........................................  8

ARTICLE 4  Short-Term Payout and Unforeseeable Financial
           Emergencies.......................................  8

     4.1   Short-Term Payout.................................  8
     4.2   Withdrawal Payout/Suspensions for Unforeseeable
           Emergencies  Financial............................  8
     4.3   Withdrawal Election...............................  8

ARTICLE 5  Retirement Benefit................................  9

     5.1   Retirement Benefit................................  9
     5.2   Payment of Retirement Benefits....................  9
     5.3   Death Prior to Completion of Retirement Benefits..  9
     5.4   Death Prior Within One Year of Retirement.........  9

ARTICLE 6  Survivor Benefit..................................  9

     6.1   Survivor Benefit..................................  9
     6.2   Payment of Survivor Benefits...................... 10
     6.3   Restriction in the Event of Suicide or Falsely
           Provided Information.............................. 10

ARTICLE 7  Termination Benefit............................... 10

     7.1   Termination Benefits.............................. 10
     7.2   Payment of Termination Benefit.................... 10

ARTICLE 8  Disability Waiver and Benefit..................... 11

     8.1   Disability Waiver................................. 11
     8.2   Disability Benefit................................ 11

ARTICLE 9  Beneficiary Designation........................... 12

     9.1   Beneficiary....................................... 12
     9.2   Beneficiary Designation; Change; Spousal Consent.. 12
     9.3   Acknowledgment.................................... 12
     9.4   No Beneficiary Designation........................ 12
     9.5   Doubt as to Beneficiary........................... 12
     9.6   Discharge of Obligations.......................... 12

ARTICLE 10 Leave of Absence.................................. 13

     10.1  Paid Leave of Absence............................. 13
     10.2  Unpaid Leave of Absence........................... 13

ARTICLE 11 Termination, Amendment or Modification............ 13

     11.1  Termination....................................... 13
     11.2  Amendment......................................... 13
     11.3  Interest Rate in the Event of a Change in
           Control........................................... 14
     11.4  Effect of Payment................................. 14

ARTICLE 12 Administration.................................... 14

     12.1  Committee Duties.................................. 14
     12.2  Agents............................................ 14
     12.3  Binding Effect of Decisions....................... 14
     12.4  Indemnity of Committee............................ 15
     12.5  Company Information............................... 15

ARTICLE 13  Other Benefits and Agreements.................... 15

     13.1   Coordination with Other Benefits................. 15

ARTICLE 14  Claims Procedures................................ 15

     14.1   Presentation of Claim............................ 15
     14.2   Notification of Decision......................... 15
     14.3   Review of a Denied Claim......................... 16
     14.4   Decision on Review............................... 16
     14.5   Legal Action..................................... 16

ARTICLE 15  Trust............................................ 17

     15.1   Establishment of Trust........................... 17
     15.2   Interrelationship of the Plan and the Trust...... 17

ARTICLE 16  Miscellaneous.................................... 17

     16.1   Unsecured General Creditor....................... 17
     16.2   Company's Liability.............................. 17
     16.3   Nonassignability................................. 17
     16.4   Not a Contract of Employment..................... 17
     16.5   Furnishing Information........................... 18
     16.6   Terms............................................ 18
     16.7   Captions......................................... 18
     16.8   Governing Law.................................... 18
     16.9   Notice........................................... 18
     16.10  Successors....................................... 18
     16.11  Spouse's Interest................................ 19
     16.12  Validity......................................... 19
     16.13  Incompetent...................................... 19
     16.14  Distribution in the Event of Taxation............ 19
     16.15  Legal Fees To Enforce Rights After Change in
            Control.......................................... 19

                   GENERAL DYNAMICS ELECTRONICS SYSTEMS, INC.

                           DEFERRED COMPENSATION PLAN

               Amended and Restated Effective as of April 1, 1994


                                    PURPOSE

          The purpose of this plan is to provide specified benefits to a select group of management, highly compensated employees and Directors who all contribute materially to the continued growth, development and future business success of GDE Systems, Inc., a Delaware corporation. This Plan is amended and restated effective as of April 1, 1994.


                                   ARTICLE I.
                                  DEFINITIONS
                                  -----------

          For purposes hereof, unless otherwise clearly apparent from the context, the following phrases or terms shall have the following indicated meanings:

1.1 "Account Balance" shall mean, with respect to a Participant, his or her (i) Elective Deferral Account, plus (ii) Employer Matching Contribution Account, minus (iii) all distributions made to the Participant. This balance shall be a bookkeeping entry only and shall be utilized solely as a device for the measurement and determination of the amounts to be paid to the Participant pursuant to this Plan.

1.2 "Annual Bonus" shall mean any compensation, in addition to Base Annual Salary, paid annually (or would have been paid annually if a deferral election under this Plan had not been made) to a Participant as an employee under the Company's bonus and incentive plans.

1.3 "Annual Deferral Amount" shall mean that portion of a Participant's Base Annual Salary, Annual Bonus and/or Directors Fees that a Participant elects to have, and is, deferred in accordance with Article 3, for any one Plan Year. In the event of Retirement, Disability, death or a Termination of Employment prior to the end of a Plan Year, such year's Annual Deferral Amount shall be the actual amount withheld prior to such event.

1.4 "Base Annual Salary" shall mean the annual compensation, excluding bonuses, commissions, incentive payments, overtime, non-monetary awards, directors fees and other fees, paid to a Participant for employment services rendered to the Company, before reduction for compensation deferred pursuant to all qualified, non-qualified compensation and Code Section 125 plans of the Company.

1.5 "Beneficiary" shall mean one or more persons, trusts, estates or other entities, designated in accordance with Article 9, that are entitled to receive benefits under this Plan upon the death of a Participant.

1.6 "Beneficiary Designation Form" shall mean the form established from time to time by the Committee that a Participant completes, signs and returns to the Committee to designate one or more Beneficiaries.

1.7  "Board" shall mean the Board of Directors of the Company.

1.8  "Change in Control" shall mean the first of any of the following events:

     (a) Any "person" (as that term is used in Section 13 and 14(d)(2) of the Securities Exchange Act of 1934 ("Exchange Act")), other than the Carlyle Group, L.P., Carlyle Partners Leveraged Capital Fund I, L.P., or any of their affiliates, becomes the beneficial owner (as that term is used in Section 13(d) of the Exchange Act), directly or indirectly, of 50% or more of the Company's capital stock entitled to vote in the election of directors;

     (b) Any consolidation or merger of the Company, other than a merger of the Company in which the holders of the common stock of the Company immediately prior to the merger hold more than 50% of the common stock of the surviving corporation immediately after the merger;

     (c) The shareholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company; or

     (d) Substantially all of the assets of the Company are sold or otherwise transferred to parties that are not within a "controlled group of corporations" (as defined in Section 1563 of the Internal Revenue Code of 1986, as amended) in which the Company is a member.

1.9  "Claimant" shall have the meaning set forth in Section 14.1.

1.10 "Code" shall mean the Internal Revenue Code of 1986, as amended.

1.11 "Committee" shall mean the administrative committee appointed to manage and administer the Plan in accordance with its provisions pursuant to Article 12.

1.12 "Company" shall mean GDE Systems, Inc., a Delaware corporation.

1.13 "Company Matching Contribution" shall mean any contribution made to the Trust by the Company in accordance with Section 3.5 below that is credited to a Participant's Employer Matching Contribution Account.

1.14 "Crediting Rate" shall mean an interest rate determined each year by the Committee, in its sole discretion, that is equal to the "Moody's Seasoned Corporate Bond" rate that is the most recently published rate prior to the last day of the month of December of the Plan Year that precedes the Plan Year for which the rate will be used. The Moody's Seasoned Corporate Bond rate is an arithmetic average of yields of representative bonds, including industriales, public utilities, Aaa, Aa, A and Baa bonds, published by Moody's Investors Service, Inc. or any successor to that service.

1.15 "Director" shall mean any member of the Board.

1.16 "Directors Fees" shall mean the annual fees paid by the Company, including retainer fees and meetings fees, as compensation for serving on the Board.

1.17 "Disability" shall mean a period of disability during which a Participant qualifies for benefits under the Company's long-term disability plan or, if a Participant does not participate in such a plan, a period of disability during which the Participant would have qualified for benefits under such a plan, as determined in the sole discretion of the Committee, had the Participant been a participant in such a plan.

1.18 "Disability Benefit" shall mean the benefit set forth in Article 8.

1.19 "Election Form" shall mean the form established from time to time by the Committee that a Participant completes, signs and returns to the Committee to make an election under the Plan.

1.20 "Elective Deferral Account" shall mean (i) the sum of a Participant's Annual Deferral Amounts, plus (ii) interest thereon credited in accordance with all the applicable interest crediting provisions of the Plan, reduced
     (iii) by distributions of all or any portion of the Participant's Annual Deferral Amounts plus interest thereon. This account shall be a bookkeeping entry only and shall be utilized solely as a device for the measurement and determination of the amounts to be paid to the Participant pursuant to this Plan.

1.21 "Employer Matching Contribution Account" shall mean (i) all Employer Matching Contributions allocated to a Participant, plus (ii) interest credited thereon in accordance with all the applicable interest crediting provisions of the Plan, reduced (iii) by distributions of all or any portion of the Participant's Employer Matching Contributions plus interest thereon. This account shall be a bookkeeping entry only and shall be utilized solely as a device for the measurement and determination of the amounts to be paid to the Participant pursuant to this Plan.

1.22 "Participant" shall mean any employee or Director of the Company (i) who is selected to participate in the Plan, (ii) who elects to participate in the Plan, (iii) who signs a Plan Agreement, an Election Form and a Beneficiary Designation Form, (iv) whose signed Plan Agreement, Election Form and Beneficiary Designation Form are accepted by the Committee, (v) who commences participation in the Plan on his or her Plan Entry Date, and (vi) whose Plan Agreement has not terminated.

1.23 "Plan" shall mean the Company's 1992 Deferred Compensation Plan, which shall be evidenced by this instrument and by each Plan Agreement, as amended from time to time.

1.24 "Plan Agreement" shall mean a written agreement, as may be amended from time to time, which is entered into by and between the Company and a Participant. Each Plan Agreement executed by a Participant shall provide for the entire benefit to which such Participant is entitled to under the Plan, and the Plan Agreement bearing the latest date of acceptance by the Committee shall govern such entitlement.

1.25 "Plan Year" shall, for the first Plan Year, begin on December 5, 1992, and end on December 31, 1993. That Plan Year shall be referred to as the "1992-1993 Plan Year." For each Plan Year thereafter, the Plan Year shall begin on January I of each year and continue through December 31.

1.26 "Preferred Rate" for a Plan Year shall be 130% of the Crediting Rate.

1.27 "Retirement", "Retires" or "Retired" shall mean, with respect to an employee, severance from employment with the Company for any reason other than a leave of absence, death or Disability on or after the earlier of the attainment of (a) age sixty-five (65) or (b) age fifty-five (55) with five
     (5) Years of Service; and shall mean, with respect to a Director who is not an employee, severance of his or her directorship with the Company on or after the earlier of the attainment of (y) age sixty-five (65) or (z) age fifty-five (55) with five (5) years of board service. If a Participant is both an employee and a Director, Retirement shall not occur until he or she retires as both an employee and a Director, provided, however, that such a Participant may elect prior to retirement, in accordance with the policies and procedures established by the Committee, to retire for purposes of this Plan at the time he or she retires as an employee of the Company.

1.28 "Retirement Benefit" shall mean the benefit set forth in Article 5.

1.29 "Short-Term Payout" shall mean the payout set forth in Section 4.1.

1.30 "Survivor Benefit" shall mean the benefit set forth in Article 6.

1.31 "Termination Benefit" shall mean the benefit set forth in Article 7.

1.32 "Termination of Employment" shall mean the ceasing of employment with or service as a Director of the Company, voluntarily or involuntarily, for any reason other than

     Retirement, Disability, leave of absence or death. If a Participant is both an employee and a Director, a Termination of Employment shall occur only upon the termination of the last position held; provided, however, that such a Participant may elect, in accordance with the policies and procedures established by the Committee, to be treated for purposes of this Plan as having experienced a Termination of Employment at the time he or she ceases employment with the Company as an employee.

1.33 "Trust" shall mean the trust established pursuant to that certain Trust Agreement, dated as of December 5, 1992, between the Company and the Trustee named therein, as amended from time to time.

1.34 "Unforeseeable Financial Emergency" shall mean an unanticipated emergency that is caused by an event beyond the control of the Participant that would result in severe financial hardship to the Participant resulting from (i) a sudden and unexpected illness or accident of the Participant or a dependent of the Participant, (ii) a loss of the Participant's property due to casualty, or (iii) such other extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, all as determined in the sole discretion of the Committee.

1.35 "Years of Plan Participation" shall mean the total number of full Plan Years a Participant has been a participant in the Plan. For purposes of a Participant's first Plan Year of participation only, any partial Plan Year of participation shall be treated as a full Plan Year.

1.36 "Years of Service" shall mean the total number of years in which a Participant has been employed by the Company and has completed in each of those years 1,000 hours of service. For purposes of this definition only, a year of employment shall be a 365 day period (or 366 day period in the case of a leap year) that, for the first year of employment, commences on the employee's date of hiring and that, for any subsequent year, commences on an anniversary of that hiring date.


                                  ARTICLE II.
                       SELECTION, ENROLLMENT, ELIGIBILITY
                       ----------------------------------

2.1 SELECTION BY COMMITTEE. Participation in the Plan shall be limited to a select group of management, highly compensated employees and Directors of the Company. From that group, the Committee shall select, in its sole discretion, employees and Directors of the Company to participate in the Plan.

2.2 ENROLLMENT REQUIREMENTS. As a condition to participation, each selected employee or Director shall complete, execute and return to the Committee within 30 days of selection a Plan Agreement, an Election Form and a Beneficiary Designation Form. In addition, the Committee shall establish from time to time such other enrollment requirements as it determines in its sole discretion are necessary.

2.3 ELIGIBILITY; COMMENCEMENT OF PARTICIPATION. Provided an employee or a Director selected to participate in the Plan has met all enrollment requirements set forth in this Plan and required by the Committee, including returning all required documents to the Committee within 30 days of selection, that employee or Director shall commence participation in the Plan upon the timely completion of those requirements and the Committee's acceptance of all submitted documents. If the employee or Director fails to meet all such requirements within the required 30 day period, that employee or Director shall not be eligible to participate in the Plan until the first day of the Plan Year following the delivery to and acceptance by the Committee of the required documents.


                                  ARTICLE III.
                    DEFERRAL COMMITMENTS/INTEREST CREDITING
                    ---------------------------------------

3.1  MINIMUM DEFERRAL.

     (a) MINIMUM. For each Plan Year, a Participant may elect to defer Base Annual Salary, Annual Bonus and/or Directors Fees, provided that he or she must defer, as a minimum, at least $2,000 of each type of deferral that is elected. For example, if the Participant elects to defer Base Annual Salary and Directors Fees, he must defer at least $2,000 of Base Annual Salary and $2,000 of Directors Fees. If no deferral election is timely made, the amount deferred for a Plan Year shall be zero.

     (b) SHORT PLAN YEAR. If a Participant first becomes a Participant after the first day of a Plan Year, and if he or she so elects on the Election Form, the minimum Base Annual Salary, Annual Bonus and/or Directors Fees deferral shall be an amount equal to $2,000 for each type of deferral that is elected, multiplied by a fraction, the numerator of which is the number of complete months remaining in the Plan Year and the denominator of which is 12.

3.2  MAXIMUM DEFERRAL.

     (a) BASE ANNUAL SALARY. A Participant may defer up to one hundred percent (100%) of his or her Base Annual Salary for the 1992-1993 Plan Year and up to seventy-five percent (75%) of his or her Base Annual Salary for each Plan Year thereafter.

     (b) ANNUAL BONUS AND DIRECTORS FEES. For each Plan Year, a Participant may defer up to one hundred percent (100%) of his or her Annual Bonus and/or Directors Fees.

3.3 ELECTION TO DEFER; EFFECT OF ELECTION FORM. In connection with a Participant's commencement of participation in the Plan, the Participant shall make a deferral election by delivering to the Committee a completed and signed Election Form, which election and form must be accepted by the Committee for a valid election to exist. For each succeeding Plan Year, a new Election Form must be delivered to the Committee, in accordance with its rules and procedures, before the end of the Plan Year preceding the Plan Year for which the election is made. If no Election Form is timely delivered for a Plan Year, no Annual Deferral Amount shall be withheld for that Plan Year.

3.4 WITHHOLDING OF ANNUAL DEFERRAL AMOUNTS. For each Plan Year, the Base Annual Salary portion of the Annual Deferral Amount shall be withheld each payroll period in equal amounts from the Participant's Base Annual Salary. The Annual Bonus and Directors Fees portion of the Annual Deferral Amount shall be withheld at the time the Annual Bonus and/or Directors Fees are or otherwise would be paid to the Participant.

3.5 COMPANY MATCHING CONTRIBUTION. For each Plan Year, and in the sole discretion of the Company, the Company may make contributions to the Trust based on a Participant's deferral elections. These matching contributions shall be credited to the Participant's Employer Matching Contribution Account in accordance with rules and procedures established from time to time by the Committee in its sole discretion.

3.6 INTEREST CREDITING PRIOR TO DISTRIBUTION. Prior to any distribution of benefits under Articles 4, 5, 6, 7 or 8, interest shall be credited and compounded annually on a Participant's Account Balance as though the Annual Deferral Amount and the Employer Matching Contribution for that Plan Year was withheld at the beginning of the Plan Year or, in the case of the first year of Plan participation, were withheld on the date that the Participant commenced participation in the Plan. The rate of interest for crediting shall be the Preferred Rate, unless otherwise provided in this Plan. In the event of Retirement, Disability, death or a Termination of Employment prior to the end of a Plan Year, the basis for that year's interest crediting will be a fraction of the full year's interest, based on the number of full months that the Participant was employed with the Company during the Plan Year prior to the occurrence of such event. If a distribution is made in accordance with the terms and provisions of this Plan, for purposes of crediting interest, the Account Balance shall be reduced as of the first day of the month in which the distribution is made.

3.7 INTEREST CREDITING FOR INSTALLMENT DISTRIBUTIONS. In the event a benefit is paid in installments under Articles 5, 6 or 8, interest shall be credited and compounded on the undistributed portion of the Participant's Account Balance commencing on the first day of the month in which the Participant terminates employment, using a fixed interest rate that is determined by averaging the Preferred Rates for the Plan Year in which installment payments commence and the four
     (4) preceding Plan Years.  If a Participant has completed fewer than five
     (5) Plan Years, this average shall be determined using the Preferred Rates for the Plan Years during which the Participant participated in the Plan. In the event a benefit is paid in installments under Article 7, interest shall be credited and compounded on the undistributed portion of the Participant's Account Balance in the manner described above, except that the fixed interest rate shall be determined by averaging Crediting Rates (rather than Preferred Rates) if, at the time of Termination of Employment, the Participant had completed fewer than five Years of Plan Participation.

3.8 FICA TAXES. For each Plan Year in which an Annual Deferral Amount is being withheld, the Company shall ratably withhold from that portion of the Participant's Base Annual Salary that is not being deferred, the Participant's share of FICA taxes based on an amount equal to his or her Base Annual Salary before reduction by the Annual Deferral Amount. In addition, if a Participant vests in any portion of his or her Company Matching Contribution, the applicable FICA taxes on that vested portion shall be withheld from the Participant's Base Annual Salary that is not being deferred in accordance with the rules and procedures of the Committee. If necessary, the Committee shall reduce the Annual Deferral Amount in order to comply with this Section 3.8.

3.9 VESTING. A Participant shall always be 100% vested in his or her Elective Deferral Account and shall vest in his or her Employer Matching Contribution Account as determined by the Company in its sole discretion.


                                  ARTICLE IV.
           SHORT-TERM PAYOUT AND UNFORESEEABLE FINANCIAL EMERGENCIES
           ---------------------------------------------------------

4.1 SHORT-TERM PAYOUT. In connection with each election to defer an Annual Deferral Amount, a Participant may elect to receive a future "Short-Term Payout" from the Plan with respect to that Annual Deferral Amount and the Employer Matching Contributions, if any, made as a result of that deferral Annual Deferral Amount. The Short-Term Payout shall be a lump sum payment in an amount that is equal to sum of (i) the Annual Deferral Amount, (ii) the related Employer Matching Contribution, and (iii) interest on those amounts credited at the Preferred Rate, and it shall be paid within 60 days of the first day of the Plan Year that is 8 years after the first day of the Plan Year in which the Annual Deferral Amount is actually deferred.

4.2 WITHDRAWAL PAYOUT/SUSPENSIONS FOR UNFORESEEABLE FINANCIAL EMERGENCIES. If the Participant experiences an Unforeseeable Financial Emergency, the Participant may petition the Committee to (i) suspend any deferrals required to be made by a Participant and/or (ii) receive a partial or full payout from the Plan. The payout shall not exceed the lesser of the Participant's Account Balance, calculated as if such Participant were receiving a Termination Benefit, or the amount reasonably needed to satisfy the Unforeseeable Financial Emergency. If, subject to the sole discretion of the Committee, the petition for a suspension and/or payout is approved, suspension shall take effect upon the date of approval and any payout shall be made within 60 days of the date of approval.

4.3 WITHDRAWAL ELECTION. A Participant may elect, at any time, to withdraw all of his or her Account Balance less a 10% withdrawal penalty (the net amount shall be referred to as the "Withdrawal Amount"). No partial withdrawals of that balance shall be allowed. The Participant shall make this election by giving the Committee advance written notice of the election in a form determined from time to time by the Committee. The penalty shall be equal to 10% of the Participant's Account Balance determined immediately prior to the withdrawal. The Participant shall be paid the Withdrawal Amount within 60 days of his or her election. Once the Withdrawal Amount is paid, the Participant's participation in the Plan shall terminate and the Participant shall not be eligible to participate in the Plan in the future.


                                   ARTICLE V.
                               RETIREMENT BENEFIT
                               ------------------

5.1 RETIREMENT BENEFIT. A Participant who Retires shall receive, as a Retirement Benefit, his or her Account Balance.

5.2 PAYMENT OF RETIREMENT BENEFITS. A Participant, in connection with his or her commencement of participation in the Plan, shall elect on an Election Form to receive the Retirement Benefit in a lump sum or in equal monthly payments over a period of 60, 120 or 180 months. The Participant may change this election to an allowable alternative payout period by submitting a new Election Form to the Committee, provided that any such Election Form is submitted at least one (1) year prior to the Participant's Retirement. The Election Form most recently accepted by the Committee shall govern the payout of the Retirement Benefit. The lump sum payment shall be made, or installment payments shall commence, no later than 60 days from the date the Participant Retires.

5.3 DEATH PRIOR TO COMPLETION OF RETIREMENT BENEFITS. If a Participant dies after Retirement but before the Retirement Benefit is paid in full, the Participant's unpaid Retirement Benefit payments shall continue and shall be paid to the Participant's Beneficiary (a) over the remaining number of months and in the same amounts as that benefit would have been paid to the Participant had the Participant survived, or (b) in a lump sum, if allowed in the sole discretion of the Committee, that is the present value equivalent of the remaining unpaid benefits, using the interest rate described in Section 3.7 above as the discount rate.

5.4 DEATH PRIOR WITHIN ONE YEAR OF RETIREMENT. Despite the foregoing, if the Participant dies within one year after his or her Retirement, the Retirement Benefit under this Article 5 shall terminate, and his or her Beneficiary will be paid the Survivor Benefit in accordance with Article 6 below.


                                  ARTICLE VI.
                                SURVIVOR BENEFIT
                                ----------------

6.1 SURVIVOR BENEFIT. Except as provided in Section 6.3 below, if a Participant dies before he or she Retires, experiences a Termination of Employment or suffers a Disability, or dies within one year after his or her Retirement, the Participant's Beneficiary shall receive a Survivor Benefit equal to:

          (a) the greater of (i) the Participant's vested Account Balance at the time of his or her death, or (ii) 10 times the cash and other amounts deferred within the last 12 months before the Participant's death pursuant to all of the Company's deferral plans (not to exceed $2,000,000) less any distributions from such plans in the 12 months preceding the Participant's death, reduced (but not below zero) by

          (b) the benefits, if any, paid to a Participant under Article 5 above prior to his or her death.

6.2 PAYMENT OF SURVIVOR BENEFITS. The Survivor Benefit shall be paid in a lump sum. However, if the Survivor Benefit exceeds $25,000, payment may, at the sole discretion of the Committee, be made in equal monthly payments over a period of time. In no event, however, shall that period of time exceed the payment period previously elected by the Participant for the payment of the Retirement Benefit, or, if no election was made, 15 years. The first (or only payment, if made in lump sum) shall be made within 60 days of the Committee's receiving proof of the Participant's death.

6.3 RESTRICTION IN THE EVENT OF SUICIDE OR FALSELY PROVIDED INFORMATION. In the event of a Participant's suicide within 2 years after the Participant first becomes a Participant, or in the event the Participant's death is determined to be from a bodily or mental cause or causes, the information about which was withheld, knowingly concealed, or falsely provided by the Participant if requested to furnish evidence of good health, the Survivor Benefit shall be equal to the sum of the Participant's Annual Deferral Amounts, without interest, all determined as of his or her date of death.

                                 ARTICLE VII.
                              TERMINATION BENEFIT
                              -------------------

7.1 TERMINATION BENEFITS. If a Participant experiences a Termination of Employment prior to his or her Retirement, death or Disability, the Participant shall receive a Termination Benefit, which shall be equal to the Participant's vested Account Balance, with interest credited in the manner provided in Section 3.6 above, but using the applicable interest rate set forth in the following schedule:

      COMPLETION OF YEARS OF PLAN PARTICIPATION         APPLICABLE RATE

      Less than five years                              Crediting Rate

      Five or more years                                Preferred Rate

7.2 PAYMENT OF TERMINATION BENEFIT. The Termination Benefit shall be paid in a lump sum within 60 days of the Termination of Employment or (at the sole discretion of the Company) in equal monthly payments over a period of time. In no event, however, shall that period of time exceed fifteen (15) years. If equal monthly payments are made, the first shall be made within 60 days of Termination of Employment from the Company. The withdrawal election discussed in Article 4.3 above shall be available to receive any remaining Account Balance of a Termination Benefit.


                                 ARTICLE VIII.
                         DISABILITY WAIVER AND BENEFIT
                         -----------------------------

8.1  DISABILITY WAIVER.

     (a) ELIGIBILITY. By participating in the Plan, all Participants are eligible for this waiver.

     (b) WAIVER OF DEFERRAL; CREDIT FOR PLAN YEAR OF DISABILITY. A Participant who is determined by the Committee to be suffering from a Disability shall be excused from fulfilling that portion of the Annual Deferral Amount commitment that would otherwise have been withheld from a Participant's Base Annual Salary, Annual Bonus and/or Directors Fees for the Plan Year during which the Participant first suffers a Disability. In addition, the Participant's Account Balance shall be credited with that portion of the Annual Deferral Amount commitment that is excused in accordance with the preceding sentence, unless the Disability ceases in the Plan Year that it commences, in which case, the crediting shall apply only for the period of Disability.

     (c) RETURN TO WORK. If a Participant returns to employment with the Company after a Disability ceases, the Participant may elect to defer an Annual Deferral Amount for the Plan Year following his or her return to employment and for every Plan Year thereafter; provided such deferral elections are otherwise allowed and an Election Form is delivered to and accepted by the Committee for each such election in accordance with Section 3.3 above.

8.2 DISABILITY BENEFIT. A Participant suffering a Disability shall, for benefit purposes under this Plan, continue to be considered to be employed and shall be eligible for the benefits provided for in Articles 4, 5, 6 or 7 in accordance with the provisions of those Articles. Notwithstanding the above, the Committee shall have the right, in its sole and absolute discretion and for purposes of this Plan only, to terminate a Participant's employment or directorship at any time after such Participant is determined to be permanently disabled under the Company's long-term disability plan or would have been determined to be permanently disabled had he or she participated in that plan. In determining the Participant's Account Balance for purposes of the Disability Benefit described in the previous sentence, the Preferred Rate shall be used in lieu of the rates specified in Section 7.1.


                                  ARTICLE IX.
                            BENEFICIARY DESIGNATION
                            -----------------------

9.1 BENEFICIARY. Each Participant shall have the right, at any time, to designate his or her Beneficiary (both primary as well as contingent) to receive any benefits payable under the Plan to a Beneficiary upon the death of a Participant. The Beneficiary designated under this Plan may be the same as or different from the Beneficiary designation under any other plan of the Company in which the Participant participates in.

9.2 BENEFICIARY DESIGNATION; CHANGE; SPOUSAL CONSENT. A Participant shall designate his or her Beneficiary by completing and signing the Beneficiary Designation Form, and returning it to the Committee or its designated agent. A Participant shall have the right to change a Beneficiary by completing, signing and otherwise complying with the terms of the Beneficiary Designation Form and the Committee's rules and procedures, as in effect from time to time. If the Participant names someone other than his or her spouse as a Beneficiary, a spousal consent, in the form designated by the Committee, must be signed by that Participant's spouse and returned to the Committee. Upon the acceptance by the Committee of a new Beneficiary Designation Form, all Beneficiary designations previously filed shall be cancelled. The Committee shall be entitled to rely on the last Beneficiary Designation Form filed by the Participant and accepted by the Committee prior to his or her death.

9.3 ACKNOWLEDGMENT. No designation or change in designation of a Beneficiary shall be effective until received, accepted and acknowledged in writing by the Committee or its designated agent.

9.4 NO BENEFICIARY DESIGNATION. If a Participant fails to designate a Beneficiary as provided in Sections 9.1, 9.2 and 9.3 above or, if all designated Beneficiaries predecease the Participant or die prior to complete distribution of the Participant's benefits, then the Participant's designated Beneficiary shall be deemed to be his or her surviving spouse. If the Participant has no surviving spouse, the benefits remaining under the Plan to be paid to a Beneficiary shall be payable to the executor or personal representative of the Participant's estate.

9.5 DOUBT AS TO BENEFICIARY. If the Committee has any doubt as to the proper Beneficiary to receive payments pursuant to this Plan, the Committee shall have the right, exercisable in its discretion, to cause the Company to withhold such payments until this matter is resolved to the Committee's satisfaction.

9.6 DISCHARGE OF OBLIGATIONS. The payment of benefits under the Plan to a Beneficiary shall fully and completely discharge the Company and the Committee from all further obligations under this Plan with respect to the Participant, and that Participant's Plan Agreement shall terminate upon such full payment of benefits.


                                   ARTICLE X.
                                LEAVE OF ABSENCE
                                ----------------

10.1 PAID LEAVE OF ABSENCE. If a Participant is authorized by the Company for any reason to take a paid leave of absence from the employment of the Company, the Participant shall continue to be considered employed by the Company and the Annual Deferral Amount shall continue to be withheld during such paid leave of absence in accordance with Section 3.3.

10.2 UNPAID LEAVE OF ABSENCE. If a Participant is authorized by the Company for any reason to take an unpaid leave of absence from the employment of the Company, the Participant shall continue to be considered employed by the Company and the Participant shall be excused from making deferrals until the earlier of the date the leave of absence expires or the Participant returns to a paid employment status. Upon such expiration or return, deferrals shall resume for the remaining portion of the Plan Year in which the expiration or return occurs, based on the deferral election, if any, made for that Plan Year. If no election was made for that Plan Year, no deferral shall be withheld.

                                 ARTICLE XI.
                     TERMINATION, AMENDMENT OR MODIFICATION
                     --------------------------------------

11.1 TERMINATION. The Company reserves the right to terminate the Plan at any time. Action by the Company hereunder shall be taken by a Committee of members selected by the Company. Upon the termination of the Plan, all Plan Agreements shall terminate and a Participant's Account Balance shall be paid out in accordance with the benefits that the Participant would have received if the Participant had experienced a Termination of Employment on the date of Plan termination or, if Plan termination occurs after the date upon which the Participant was eligible to Retire, the Participant had Retired on the date of Plan termination. Prior to a Change in Control, the Company shall have the right, at its sole discretion, and notwithstanding any elections made by the Participant, to pay such benefits in a lump sum or in monthly installments for up to 15 years, with interest credited during the installment period as provided in Section 3.7, but utilizing an average of Crediting Rates instead of an average of Preferred Rates. After a Change in Control, the Company shall be required to pay such benefits in a lump sum. The termination of the Plan shall not adversely affect any Participant or Beneficiary who has become entitled to the payment of any benefits under the Plan as of the date of termination; provided however, that the Company shall have the right to accelerate installment payments by paying the present value equivalent of such payments, using the Crediting Rate for the Plan Year in which the termination occurs as the discount rate, in a lump sum or pursuant to a different payment schedule.

11.2 AMENDMENT. The Company may, at any time, amend or modify the Plan in whole or in part, provided, however, that no amendment or modification shall be effective to decrease or restrict the present value equivalent, using the Crediting Rate for the Plan Year of the amendment or modification as the discount rate, of a Participant's Account Balance in existence at the time the amendment or modification is made, calculated as if the Participant had experienced a Termination of Employment as of the effective date of the amendment or modification, or, if the amendment or modification occurs after the date upon which the Participant was eligible to Retire, the Participant had Retired as of the effective date of the amendment or modification. Action by the Company hereunder shall be taken by a Committee of members selected by the Company. The amendment or modification of the Plan shall not affect any Participant or Beneficiary who has become entitled to the payment of benefits under the Plan as of the date of the amendment or modification; provided however, that the Company shall have the right to accelerate installment payments by paying the present value equivalent of such payments, using the Crediting Rate for the Plan Year of the amendment or modification as the discount rate, in a lump sum or pursuant to a different payment schedule.

11.3 INTEREST RATE IN THE EVENT OF A CHANGE IN CONTROL. If a Change in Control occurs, the applicable interest rate to be used in determining a Participant's benefit in connection with a Termination of Employment after the Change in Control, or a Plan termination, amendment or modification under Sections 11.1 and 11.2, shall be the Preferred Rate. However, the Crediting Rate for the Plan Year in which the Change in Control occurs, and not the Preferred Rate, shall be used as the discount rate for determining present value.

11.4 EFFECT OF PAYMENT. The full payment of the applicable benefit under Articles 5, 6, 7 or 8 of the Plan shall completely discharge all obligations to a Participant under this Plan and the Participant's Plan Agreement shall terminate.


                                  ARTICLE XII.
                                 ADMINISTRATION
                                 --------------

12.1 COMMITTEE DUTIES. This Plan shall be administered by a Committee which shall consist of persons approved by the Board of the Company. Members of the Committee may be Participants under this Plan. The Committee shall also have the discretion and authority to make, amend, interpret, and enforce all appropriate rules and regulations for the administration of this Plan and decide or resolve any and all questions including interpretations of this Plan, as may arise in connection with the Plan.

12.2 AGENTS. In the administration of this Plan, the Committee may, from time to time, employ agents and delegate to them such administrative duties as it sees fit and may from time to time consult with counsel who may be counsel to the Company.

12.3 BINDING EFFECT OF DECISIONS. The decision or action of the Committee with respect to any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Plan.

12.4 INDEMNITY OF COMMITTEE. The Company shall indemnify and hold harmless the members of the Committee against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to this Plan, except in the case of willful misconduct by the Committee or any of its members.

12.5 COMPANY INFORMATION. To enable the Committee to perform its functions, the Company shall supply full and timely information to the Committee on all matters relating to the compensation of its Participants, the date and circumstances of the Retirement, Disability, death or Termination of Employment of its Participants, and such other pertinent information as the Committee may reasonably require.

                                 ARTICLE XIII.
                         OTHER BENEFITS AND AGREEMENTS
                         -----------------------------

13.1 COORDINATION WITH OTHER BENEFITS. Except as provided in this Section, the benefits provided for a Participant and Participant's Beneficiary under the Plan are in addition to any other benefits available to such Participant under any other plan or program for employees or directors of the Company. The Plan shall supplement and shall not supersede, modify or amend any other such plan or program except as may otherwise be expressly provided.


                                  ARTICLE XIV.
                               CLAIMS PROCEDURES
                               -----------------

14.1 PRESENTATION OF CLAIM. Any Participant or Beneficiary of a deceased Participant (such Participant or Beneficiary being referred to below as a "Claimant") may deliver to the Committee a written claim for a determination with respect to the amounts distributable to such Claimant from the Plan. If such a claim relates to the contents of a notice received by the Claimant, the claim must be made within 60 days after such notice was received by the Claimant. All other claims must be made within 180 days of the date on which the event that caused the claim to arise occurred. The claim must state with particularity the determination desired by the Claimant.

14.2 NOTIFICATION OF DECISION. The Committee shall consider a Claimant's claim within a reasonable time, and shall notify the Claimant in writing:

     (a) that the Claimant's requested determination has been made, and that the claim has been allowed in full; or

     (b) that the Committee has reached a conclusion contrary, in whole or in part, to the Claimant's requested determination, and such notice must set forth in a manner calculated to be understood by the Claimant:

               (i) the specific reason(s) for the denial of the claim, or any part of it;

               (ii) specific reference(s) to pertinent provisions of the Plan upon which such denial was based;

               (iii) a description of any additional material or information necessary for the Claimant to perfect the claim, and an explanation of why such material or information is necessary; and

               (iv)  an explanation of the claim review procedure set forth in
                     Section 14.3 below.

14.3 REVIEW OF A DENIED CLAIM. Within 60 days after receiving a notice from the Committee that a claim has been denied, in whole or in part, a Claimant (or the Claimant's duly authorized representative) may file with the Committee a written request for a review of the denial of the claim. Thereafter, but not later than 30 days after the review procedure began, the Claimant (or the Claimant's duly authorized representative):

     (a) may review pertinent documents;

     (b) may submit written comments or other documents; and/or

     (c) may request a hearing, which the Committee, in its sole discretion, may grant.

14.4 DECISION ON REVIEW. The Committee shall render its decision on review promptly, and not later than 60 days after the filing of a written request for review of the denial, unless a hearing is held or other special circumstances require additional time, in which case the Committee's decision must be rendered within 120 days after such date. Such decision must be written in a manner calculated to be understood by the Claimant, and it must contain:

     (1) specific reasons for the decision;

     (2) specific reference(s) to the pertinent Plan provisions upon which the decision was based; and

     (3) such other matters as the Committee deems relevant.

14.5 LEGAL ACTION. A Claimant's compliance with the foregoing provisions of this Article 14 is a mandatory prerequisite to a Participant's right to commence any legal action with respect to any claim for benefits under this Plan.


                                  ARTICLE XV.
                                     TRUST
                                     -----

15.1 ESTABLISHMENT OF TRUST. The Company shall establish the Trust and shall at least annually transfer over to the Trust such assets as the Committee determines, in its sole discretion, are necessary to provide for the Company's future liabilities created with respect to the Annual Deferral Amounts, Employer Matching Contributions and interest credits for that year.

15.2 INTERRELATIONSHIP OF THE PLAN AND THE TRUST. The provisions of the Plan and the Plan Agreement shall govern the rights of a Participant to receive distributions pursuant to the Plan. The provisions of the Trust shall govern the rights of the Participant and the creditors of the Company to the assets transferred to the Trust. The Company shall at all times remain liable to carry out its obligations under the Plan. The Company's obligations under the Plan may be satisfied with Trust assets distributed pursuant to the terms of the Trust.


                                  ARTICLE XVI.
                                 MISCELLANEOUS
                                 -------------

16.1 UNSECURED GENERAL CREDITOR. Participants and their Beneficiaries, heirs, successors and assigns shall have no legal or equitable rights, interest or claims in any property or assets of the Company. Any and all of the Company's assets shall be, and remain, the general, unpledged unrestricted assets of the Company. The Company's obligation under the Plan shall be merely that of an unfunded and unsecured promise to pay money in the future. Amounts payable to a Participant or his or her Beneficiary shall be paid from the general assets of the Company exclusively.

16.2 COMPANY'S LIABILITY. The Company's liability for the payment of benefits shall be defined only by the Plan and the Plan Agreement, as entered into between the Company and a Participant. The Company shall have no obligation to a Participant under the Plan except as expressly provided in the Plan and his or her Plan Agreement.

16.3 NONASSIGNABILITY. Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt, the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are expressly declared to be unassignable and nontransferable, except that the foregoing shall not apply to any family support obligations set forth in a court order. No part of the amounts payable shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, nor be transferable by operation of law in the event of a Participant's or any other person's bankruptcy or insolvency.

16.4 NOT A CONTRACT OF EMPLOYMENT. The terms and conditions of this Plan shall not be deemed to constitute a contract of employment between the Company and the Participant. Such employment is hereby acknowledged to be an "at will" employment relationship that can be terminated at any time for any reason, with or without cause, unless expressly provided in a written employment agreement. Nothing in this Plan shall be deemed to give a Participant the right to be retained in the service of the

      Company or to be retained as a Director, or to interfere with the right of the Company to discipline or discharge the Participant at any time.

16.5 FURNISHING INFORMATION. A Participant will cooperate with the Committee by furnishing any and all information requested by the Committee and take such other actions as may be requested in order to facilitate the administration of the Plan and the payments of benefits hereunder, including but not limited to taking such physical examinations as the Committee may deem necessary.

16.6 TERMS. Whenever any words are used herein in the singular or in the plural, they shall be construed as though they were used in the plural or the singular, as the case may be, in all cases where they would so apply.

16.7 CAPTIONS. The captions of the articles, sections and paragraphs of this Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.

16.8 GOVERNING LAW. The provisions of this Plan shall be construed and interpreted according to the laws of the State of California.

16.9 NOTICE. Any notice or filing required or permitted to be given to the Committee under this Plan shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, to:

               Compensation Committee
               GDE Systems, Inc.
               5011 Kearny Villa Road
               San Diego, California 92123-1447

      Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

      Any notice or filing required or permitted to be given to a Participant under this Plan shall be sufficient if in writing and hand-delivered, or sent by mail, to the last known address of the Participant.

16.10 SUCCESSORS. The provisions of this Plan shall bind and inure to the benefit of the Company and its successors and assigns and the Participant, the Participant's Beneficiaries, and their permitted successors and assigns.

16.11 SPOUSE'S INTEREST. The interest in the benefits hereunder of a spouse of a Participant who has predeceased the Participant shall automatically pass to the Participant and shall not be transferable by such spouse in any manner, including but not limited to such spouse's will, nor shall such interest pass under the laws of intestate succession.

16.12 VALIDITY. In case any provision of this Plan shall be illegal or invalid for any reason, said illegality or invalidly shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal or invalid provision had never been inserted herein.

16.13 INCOMPETENT. If the Committee determines in its discretion that a benefit under this Plan is to be paid to a minor, a person declared incompetent or to a person incapable of handling the disposition of that person's property, the Committee may direct payment of such benefit to the guardian, legal representative or person having the care and custody of such minor, incompetent or incapable person. The Committee may require proof of minority, incompetency, incapacity or guardianship, as it may deem appropriate prior to distribution of the benefit. Any payment of a benefit shall be a payment for the account of the Participant and the Participant's Beneficiary, as the case may be, and shall be a complete discharge of any liability under the Plan for such payment amount.

16.14 DISTRIBUTION IN THE EVENT OF TAXATION. If, for any reason, all or any portion of a Participant's benefit under this Plan becomes taxable to the Participant prior to receipt, a Participant may petition the Committee for a distribution of assets sufficient to meet the Participant's tax liability (including additions to tax, penalties and interest). Upon the grant of such a petition, which grant shall not be unreasonably withheld, the Company shall distribute to the Participant immediately available funds in an amount equal to that Participant's federal, state and local tax liability associated with such taxation (which amount shall not exceed a Participant's accrued benefit under the Plan), which liability shall be measured by using that Participant's then current highest federal, state and local marginal tax rate, plus the rates or amounts for the applicable additions to tax, penalties and interest. If the petition is granted, the tax liability distribution shall be made within 90 days of the date when the Participant's petition is granted. Such a distribution shall affect and reduce the benefits to be paid under this Plan.

16.15 LEGAL FEES TO ENFORCE RIGHTS AFTER CHANGE IN CONTROL. The Company is aware that upon the occurrence of a Change in Control, the Board (which might then be composed of new members) or a shareholder of the Company, or of any successor corporation might then cause or attempt to cause the Company or such successor to refuse to comply with its obligations under the Plan and might cause or attempt to cause the Company to institute, or may institute, litigation seeking to deny Participants the benefits intended under the Plan. In these circumstances, the purpose of the Plan could be frustrated. Accordingly, if, following a Change in Control, it should appear to any Participant that the Company or the Company has failed to comply with any of its obligations under the Plan or any agreement thereunder or, if the Company or any other person takes any action to declare the Plan void or unenforceable or institutes any litigation or other legal action designed to deny, diminish or to recover from any Participant the benefits intended to be provided, then the Company irrevocably authorize such Participant to retain counsel of his or her choice at the expense of the Company to represent such Participant in connection with the initiation or defense of any litigation or other legal action, whether by or against the Company or any director, officer, shareholder or other person affiliated with the Company or any successor thereto in any jurisdiction.

          IN WITNESS WHEREOF, the Company has signed this amended and restated Plan document on April 1, 1994.


                                       GDE SYSTEMS, INC.,
                                       a Delaware corporation


                                       By:  /s/ Joel J. Winblood
                                          -------------------------------------

                                       Its:  Vice President - Human Resources
                                           ------------------------------------

                                AMENDMENT NO. 1
                                      TO
                               GDE SYSTEMS, INC.
                          DEFERRED COMPENSATION PLAN


     GDE Systems, Inc., a Delaware corporation (the "Company"), pursuant to the power granted to it by Section 11.2 of the GDE Systems, Inc. Deferred Compensation Plan (the "Plan"), hereby amends the Plan, as follows, effective as of November 20, 1996.


1. The stated Purpose of the Plan is amended by inserting the phrase ", and its subsidiaries, if any, that sponsor this Plan" at the end of the first sentence thereof.

2.   Section 1.12 is amended in its entirety to read as follows:

               ""Company" shall mean GDE Systems, a Delaware corporation, or, where the context so requires, any of its subsidiaries (now in existence or hereafter formed or acquired) that have adopted the Plan as a sponsor."

     The Company has caused this Amendment to be signed by its duly authorized officer as of the date written below.

                                       GDE SYSTEMS, INC.


                                       By:  /s/ T.S. Woodlan
                                          -------------------------------------

                                       Its:  VP & CFO
                                           ------------------------------------

                                       Date: 11/20/96
                                            -----------------------------------

                             AMENDMENT NO. 1997-1
                                      TO
                               GDE SYSTEMS, INC.
                          DEFERRED CONDENSATION PLAN


     GDE Systems, Inc., a Delaware corporation (the "Company"), pursuant to the power granted to it by Section 11.2 of the GDE Systems, Inc. Deferred Compensation Plan (the "Plan"), hereby amends the Plan, as follows, effective as of January, 1998:

3. Existing Sections 1.8 through 1.36 are renumbered as Sections 1.9 through 1.37, respectively, and a new Section 1.8 is added as follows:

     "1.8 "Bonus Rate(s)" shall mean, for a Plan Year, one or more interest rates, if any, determined by the Committee, in it sole discretion, which rate(s) shall be determined and announced before the commencement of the Plan Year for which the Bonus Rate(s) apply. The Bonus Rate(s) may be zero for any Plan Year and may be higher or lower than the Bonus Rate, if any, for any other Plan Year."

4. Existing Section 1.26 (renumbered Section 1.27) is amended in its entirety, as follows:

     "1.27 "Preferred Rate" shall mean, for each Plan Year, an interest rate that is the sum of the Crediting Rate and the Bonus Rate for that Plan Year."

5.   Section 4.1 is amended in its entirety to read as follows:

     "4.1 SHORT-TERM PAYOUT. In connection with each election to defer an Annual Deferral Amount, a Participant may irrevocably elect to receive a future "Short-Term Payout" from the Plan with respect to such Annual Deferral Amount and the Employer Matching Contributions, if any, made as a result of that Annual Deferral Amount. The Short-Term Payout shall be a lump sum payment in an amount that is equal to the sum of (i) the Annual Deferral Amount, (ii) the related Employer Matching Contribution, and (iii) interest on those amounts credited at the Preferred Rate. Subject to the other terms and conditions of this Plan, each Short-Term Payout elected shall be paid during the first 60 days of any Plan Year designated by the Participant that is at least five Plan Years after the Plan Year in which the Annual Deferral Amount is actually deferred. By way of example, if a five year Short-Term Payout is elected for Annual Deferral Amounts that are deferred in the Plan Year commencing January 1, 1997, the five year Short-Term Payout would become payable during a 60 day period commencing January 1, 2002. Should an event occur that triggers a benefit under Article 5, 6, 7 or 8, any Annual Deferral

           Amount, plus interest thereon, that is subject to a Short-Term Payout election, the benefit shall not be paid in accordance with this
           Section 4.1, but shall be paid in accordance with the other applicable Article."

     The Company has caused this Amendment to be signed by its duly authorized officer as of the date written below.


                                       GDE Systems, Inc.


                                       By: /s/ Dana P. Dorsey
                                          --------------------------------------

                                       Its: VP, CFO
                                           -------------------------------------

                                       Date:  9/8/97
                                            ------------------------------------